                                                                     EXHIBIT 4.9

February 21, 2003



ESL Investments, Inc.
One Lafayette Place
Greenwich, Connecticut 06830

Third Avenue Trust
767 Third Avenue
New York, New York 10019


Gentlemen:

         Reference is made to the Investment Agreement, dated as of January 24, 2003 (the "Investment Agreement"), by and among Kmart Corporation, in its capacity as debtor and debtor-in-possession, on the one hand, and ESL Investments, Inc. and Third Avenue Trust, on behalf of certain of its investment series, on the other hand. All terms used but not defined herein shall have the meanings ascribed to them in the Investment Agreement.

         The parties to the Investment Agreement also agree that Section 2.1(a) shall be amended and restated in its entirety to read as follows:

         (a) Upon the terms and subject to the conditions set forth herein, at the Closing: (i) the Reorganized Debtor shall issue and sell to ESL, and ESL shall purchase from the Reorganized Debtor a number of New Common Shares (the "New ESL Shares") equal to the sum of (A) 78.21% of the Plan Investors' Shares and (B) the ESL Prepetition Obligation Shares, (ii) the Reorganized Debtor shall issue and sell to Third Avenue, and Third Avenue shall purchase from the Reorganized Debtor, 21.79% of the Plan Investors' Shares (the "New Third Avenue Shares") and (iii) if requested by the Reorganized Debtor or ESL under the circumstances provided for in, and in accordance with, Section 6.15, the Reorganized Debtor shall issue and sell to ESL, and ESL shall purchase from the Reorganized Debtor, the Initial Called Note (as defined in Section 6.15(a)).

         The parties to the Investment Agreement also agree that the first paragraph of Section 2.2 shall be amended and restated in its entirety to read as follows:

         At the Closing, (i) in consideration of the issuance of the New ESL Shares to ESL, ESL shall pay to the Reorganized Debtor an amount equal to the sum of (A) 78.21% of the Purchase Price and (B) the product of
         (1) the Share Price and (2) the ESL Prepetition Obligation Shares, (ii) in consideration of the issuance of the Third Avenue Shares to Third Avenue, Third Avenue shall pay to the Reorganized Debtor an amount equal to 21.79% of the Purchase Price, and (iii) in consideration of the issuance of the Initial Called Note to ESL, if requested by the Reorganized Debtor or ESL under the circumstances provided for in, and in accordance with, Section 6.15, ESL shall pay to the Reorganized Debtor an amount equal to the principal amount of the Initial Called Note. The payment of the consideration set forth in this Section, in whole or in part, shall sometimes be referred to herein as the "Investment".

         The parties to the Investment Agreement also agree that Section 6.13 shall be amended and restated in its entirety to read as follows:

         Section 6.13 Transfer Restrictions. ESL agrees that, from the Closing Date until the earlier of (i) the first anniversary of the Closing Date and (ii) the date on which all of the Non-Lender Unsecured Claims are reconciled, it will not in any transaction or series of transactions sell, transfer or otherwise dispose of (other than to any other Plan Investor or to any Affiliate thereof, provided such Affiliate shall agree to be bound by the terms of this Agreement) more than twenty percent (20%) in aggregate of the New Common Shares issued to it pursuant to the terms and conditions of this Investment Agreement or pursuant to the terms and conditions of the Plan, other than in connection with a sale of the Reorganized Debtor in its entirety. The Plan Investors agree that, prior to the earlier of the Closing Date and the date this Agreement is terminated, the Plan Investors shall not transfer or sell (other than to any Plan Investor or any Affiliate thereof, provided such Affiliate shall agree to be bound by the terms of this Agreement) any Prepetition Credit Agreement Obligations or Prepetition Note Claims held by such Plan Investor.

         The parties to the Investment Agreement also agree that Section 6.15 shall be amended and restated in its entirety to read as follows:

         Section 6.15 Company Call (a) At the Closing, the Company shall have an unconditional and irrevocable right (the "Initial Company Call"), exercisable in its sole discretion, to require ESL to purchase from the Reorganized Debtor a note (the "Initial Called Note") in an aggregate principal amount equal to the lesser of (i) sixty million dollars ($60,000,000) (the "Maximum Company Call Amount"), and (ii) the excess, if any, of (A) one billion five hundred forty five million dollars ($1,545,000,000) over (B) (i) the Company's Liquidity (as hereinafter defined) at Closing, reduced by (ii) the sum of the amount of all payments and distributions to be made on the Effective Date of the Plan or required to be paid in respect of prepetition and/or priority claims (other than priority claims in respect of postpetition trade payables) pursuant to the Plan, plus letters of credit contemplated by the Business Plan to be issued under the Exit Facility in an amount equal to three hundred and seventy-five million dollars ($375,000,000), irrespective of the actual issuance thereof, at a purchase price equal to the principal amount of such note; provided that if the actual outstanding amount of letters of credit issued under the Exit Facility on the Closing Date is less than $375 million, then the amount of the Initial Called Note shall be reduced by the Cash Balance on the Closing Date after giving effect to the consummation of the transactions contemplated hereby (including, without limitation, the making of the payments and distributions described in clause (B)(ii) above). For purposes hereof, (i) "Liquidity" shall mean, at any time, Excess Availability at such time plus the Cash Balance at such time and (ii) "Cash Balance" shall mean, at any time, the aggregate amount of the Company's and its Subsidiaries unrestricted cash, cash equivalents and short term investments at such time, calculated in the manner consistent with the Business Plan (but exclusive of cash necessary for store operations, which amount is agreed to be equal to three hundred million dollars ($300,000,000)). The Initial Called Note and any Subsequent Called Note (as hereinafter defined) shall have the terms set forth in Exhibit C hereto. The foregoing notwithstanding, ESL may, to the extent permitted under the Exit Financing Facility, request that the principal amount of the Initial Called Note be (i) such amount greater than that requested by the Company, or (ii) such amount determined by ESL, if the Company has not made the Initial Company Call; provided that such amount shall not exceed the Maximum Company Call Amount.

         (b) In the event that the Reorganized Debtors determine during the 90 day period following the Closing that the aggregate amount of payments required to be made pursuant to the Plan in respect of prepetition and/or priority claims (other than priority claims in respect of postpetition trade payables) are or will be in excess of those actually paid at the Closing (such excess, the "Excess Distributions"), the Reorganized Debtor shall have an unconditional and irrevocable right, in its sole discretion, to require ESL to purchase from the Reorganized Debtor a note (the "Subsequent Called Note," and, together with the Initial Called Note, the "Called Notes"), which Subsequent Called Note shall be in an aggregate principal amount equal to the lesser of (1) the excess, if any, of (A) one billion five hundred forty five million dollars ($1,545,000,000) over (B)(i) the Company's Liquidity at Closing (after giving effect to (x) all payments and borrowings made at Closing other than in respect of postpetition trade payables and (y) the issuance of letters of credit contemplated by the Business Plan to be issued under the Exit Facility in an amount equal to three hundred and seventy-five million dollars ($375,000,000), irrespective of the actual issuance thereof), reduced by (ii) the amount of any Excess Distributions, and (2) the excess, if any, of the Maximum Company Call Amount over the principal amount of the Initial Called Note, at a purchase price equal to the principal amount of such note, it being understood that the aggregate of the principal amounts of the Initial Called Note and the Subsequent Called Note, if either or both shall be issued, shall not exceed the Maximum Company Call Amount; provided that if the actual outstanding amount of letters of credit issued under the Exit Facility on the Closing Date is less than $375 million, then the amount of the Subsequent Called Note shall be reduced by the Cash Balance on the Closing Date after giving effect to the consummation of the transactions contemplated hereby (including, without limitation, the making of the above-described payments under the Plan).

         The parties to the Investment Agreement hereby agree that Section 7.1(g) shall be amended and restated in its entirety to read as follows:

         (g) Excess Liquidity. As of the Closing, after giving effect to all payments and distributions to be made on the Effective Date of the Plan or required to be paid in respect of administrative and priority claims pursuant to the Plan, the Reorganized Debtors shall have Liquidity of at least one billion, two hundred fifty million dollars ($1,250,000,000) and Adjusted Excess Negative Availability of not more than five hundred eighty-nine million dollars ($589,000,000) and the Company shall have delivered to the Plan Investors at the Closing a certificate signed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, in form and substance reasonably satisfactory to the Plan Investors, to the foregoing effect and such signatories shall have no personal liability as a result of signing such certificate.

         The parties to the Investment Agreement also agree that the term "Adjusted Excess Availability" shall be amended and restated in its entirety to read as follows:

         "Adjusted Excess Negative Availability" shall mean, as of any date, the excess of (i) the aggregate amount of trade payables, other accounts payable, and accrued liabilities of the Debtors and/or Reorganized Debtors (as applicable), as of such date, over (ii) Liquidity, as of such date.

         The parties to the Investment Agreement also agree that Schedule 5.7 of the Plan Investors' Disclosure Schedule shall be amended to delete the item listed as "Preferred Obligations: $1,434,100" and replace it with "Preferred
Securities: 1,434,100 shares x $50 face value per share = $71,705,000."

         The parties to the Investment Agreement also agree that Schedule 4.1(b) should be amended to add the following:

         Big Beaver Development Corp. owns a 50% interest in the following joint ventures:

         Jupiter Burbank Limited Partnership (other owner: Jupiter Realty Company) Jupiter Woodridge Limited Partnership (other owner: Jupiter Realty Company): Naples Retail Limited Partnership (other owner:
         Zaremba Group). Red Road Retail Limited Partnership (other owner:
         Zaremba Group).

         Big Beaver of Guaynabo Development Corp. owns a 50% interest in Plaza Guaynabo, Inc. (other owner: Manley Berenson).

         Media Momentum, Inc. owns a 14.79% interest in 301629 Nova Scotia Co.

         Except as modified hereby, all other terms and conditions of the Investment Agreement shall remain unchanged and the Investment Agreement shall remain in full force and effect.



Very truly yours,

KMART CORPORATION


By:
   ---------------------------
   Name:
   Title:



                                      ESL INVESTMENTS, INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                      THIRD AVENUE TRUST, on behalf of the
                                      Third Avenue Value Fund Series


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                      THIRD AVENUE TRUST, on behalf of the
                                      Third Avenue Real Estate Value Fund Series


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                      THIRD AVENUE TRUST, on behalf of the
                                      Third Avenue Small-Cap Value Fund Series

                                      By:
                                         --------------------------------------
                                         Name:
                                         Title: